EXHIBIT 99.1

Contact:
Curt Stoelting
CEO
ph: 630-573-7326
or
Jody Taylor
CFO
ph: 630-573-7328

RC2 Corporation Reports Strong 2005 Second Quarter Operating Results;
Outlook for the Year Remains Positive

Oak Brook, IL - July 26, 2005 - RC2 Corporation (NASDAQ:RCRC) today announced its results for the second quarter and six months ended June 30, 2005. Net income was $9.8 million or $0.45 per diluted share in the 2005 second quarter as compared with $6.2 million or $0.33 per diluted share in the year ago second quarter. Net income for the six months ended June 30, 2005 was $17.6 million or $0.82 per diluted share as compared with $9.1 million or $0.49 per diluted share for the six months ended June 30, 2004. The results for the 2005 second quarter and year to date include $0.03 per diluted share of tax benefit, as discussed below. Results for 2004 include Playing Mantis, Inc. (Playing Mantis) from June 1, 2004. As this acquisition was accounted for using the purchase method, periods prior to the acquisition effective date do not include any results for Playing Mantis.  The First Years Inc. (The First Years) which was acquired on September 15, 2004, also was accounted for using the purchase method so results in this release for the quarter and six months ended June 30, 2004 do not include any results for The First Years.

Second Quarter Operating Results
Net sales for the second quarter increased by 56.8% to $108.8 million compared with $69.4 million for the second quarter a year ago. The net sales increase was primarily attributable to the addition of The First Years, which is reflected in the significant sales increase in the infant products category. (Refer to the attached supplemental sales reporting schedule.) Sales in the children’s toys category increased by 25.4%, primarily driven by the Thomas & Friends and John Deere toy vehicles and initial shipments of the new Bob the Builder product line. As expected, sales in the collectible products category continued to decrease, primarily due to tough comparisons with both The Fast & The Furious and Orange County/American Chopper product lines in the second quarter of 2004, lower overall NASCAR product sales and the discontinuance of distribution at NASCAR events in 2005. Current year second quarter net sales excluding $1.0 million in net sales for the previously announced discontinued product lines increased by 3.9% when compared to pro forma second quarter 2004 net sales excluding $5.5 million in net sales from these discontinued product lines. The pro forma consolidated data assume that the acquisitions of Playing Mantis and The First Years occurred as of January 1, 2004. Gross margin decreased to 48.5% from 52.9%. The second quarter gross margin reflects the impact of the 2004 acquisitions which had historical gross margins lower than RC2’s as well as a less favorable product mix and higher freight and product costs than that experienced in the second quarter of 2004. However, the second quarter gross margin did show a slight increase when compared to the prior year second quarter pro forma gross margin of 48.4%. Selling, general and administrative expenses as a percentage of net sales decreased to 33.5% in the second quarter of 2005 compared with 38.3% in the second quarter of 2004. This decrease is due to operating leverage gained from increased sales from the 2004 acquisitions, disciplined control over discretionary operating costs and the timing of certain marketing costs. Operating income increased 58.9% to $16.2 million or 14.9% of net sales from $10.2 million or 14.7% of net sales in the prior year second quarter.

Additional Second Quarter Financial Information
During the quarter the Company completed its valuation of assets acquired in the Playing Mantis transaction. As a result, approximately $3 million in other intangible assets have been recorded on the balance sheet that previously were recorded in goodwill. Some of these assets were also deemed to have a specified useful life and thus, amortization expense of approximately $60,000 has been recorded during the second quarter of 2005 to record the amortization expense on these intangibles for the period June 1, 2004 through June 30, 2005. The Company plans to complete the valuation of assets acquired in The First Years transaction during the third quarter.

Additionally, during the quarter the Company addressed several tax items. First, after an in depth analysis, the Company changed its effective tax rate to 37.4%, based on updated estimates of projected state tax costs. Second, the Company benefited from the release of certain accruals stemming from the resolution of specific outstanding state and foreign tax issues. The release of these accruals amounted to a benefit of approximately $715,000 or $0.03 per diluted share for the quarter and year to date.

Finally, the Company is also developing its plan for the one-time reinvestment and repatriation of unremitted foreign earnings under the American Jobs Creation Act. It is anticipated that any repatriation of funds will occur during the fourth quarter, at which time the Company will incur an additional tax charge.

Year to Date Operating Results
Net sales for the six months ended June 30, 2005 increased by 57.1% to $205.3 million compared with $130.7 million for the six months ended June 30, 2004. The increase was once again primarily attributable to the addition of The First Years which is reflected in the significant sales increase in the infant products category. (Refer to the attached supplemental sales reporting schedule.) Current year to date net sales excluding $1.7 million in net sales for the previously announced discontinued product lines increased by 1.4% when compared to pro forma six months ended June 30, 2004 net sales excluding $10.9 million in net sales from these discontinued product lines. Gross margin for the six months ended June 30, 2005 decreased to 49.6% as compared with 51.8% for the comparable period in 2004, due again to a more favorable product mix in 2004, the impact of our 2004 acquisitions and higher freight and product costs. Selling, general and administrative expenses as a percentage of net sales were 35.1% for the first six months of 2005 as compared with 39.9% for the same period in 2004. Operating income increased 89.9% to $29.6 million or 14.4% of net sales for the six months ended June 30, 2005 as compared with $15.6 million or 11.9% of net sales for the six months ended June 30, 2004. Actual results for 2005 year to date operating income increased $7.2 million or 32% over pro forma operating income for the six months ended June 30, 2004 of $22.5 million primarily due to integration cost savings realized in the current year.

Cash and Debt
The Company has continued to generate strong cash flow and reduced its outstanding debt by approximately $9 million during the quarter and approximately $31 million during the first half of 2005. As of June 30, 2005, the Company’s outstanding debt balance was $100.8 million and its cash balances exceeded $11 million.

Commentary
Curt Stoelting, CEO of RC2 commented, “We are very pleased with our second quarter results and our first half performance. Our results reflect the successful integration of our 2004 acquisitions and our focus on growing our key brands on a sustainable basis. Our management team continues to control discretionary costs and improve margins while remaining committed to our long-term strategy of both organic growth and growth through acquisitions.

“Our second quarter results benefited from achieving integration cost savings. We believe that we have achieved integration cost savings at the higher end of our targeted annual range of $10 to $15 million. Second quarter gross margins were within our planned range but as expected were lower than first quarter gross margins due to changes in our sales mix and some additional product and freight cost increases. Rising product and freight costs and possible currency fluctuations remain a concern. In an effort to offset cost increases, we are implementing selective price increases throughout 2005 and working to optimize our product development and supply chain costs.

“For the second quarter we achieved a 3.9% sales increase compared with the prior year pro forma sales excluding discontinued products. We continued to experience very positive trends in our children’s toy category led by Thomas & Friends and our John Deere toy product lines. This category also grew from our initial shipments during the second quarter of our new Bob the Builder product line. Our Bob the Builder product line will be promoted by the new Bob the Builder Project: Build It episodes which are scheduled to begin airing in North America this fall on local PBS stations and on Comcast’s PBS Sprout on-demand preschool channel. Our collectible and infant products categories experienced negative sales trends when compared to prior year pro forma results. We expect improvement in these sales trends in the second half of 2005 and in 2006 based on new product releases and increased retail distribution.

“Sales by channel in the second quarter were in line with our expectations. We saw positive pro forma comparisons in all channels except direct to consumer sales which declined due to our decision to discontinue distribution of our products at NASCAR events. In the second half of 2005, we expect to see a continuation of seasonality trends which shifts our sales, especially in the children’s toys and collectible products categories, from the third quarter to the fourth quarter.”

Stoelting concluded, “We look forward to the second half of this year and to 2006. We believe RC2 has a unique business model, focused on building and growing a sustainable portfolio of brands. Our diverse brands, product lines and channels of distribution provide stability and create multiple areas of opportunity for future growth.”

Financial Outlook
The 2005 outlook remains unchanged from the outlook detailed in prior releases. Pro forma 2004 net sales excluding discontinued product lines and trackside event sales totaled $468.8 million. The Company expects overall sales growth in 2005 from this base level of 2004 sales. Overall sales increases are dependent on a number of factors including continued success and expansion of existing product lines and successful introductions of new products and product lines and are impacted by seasonality, overall economic conditions including consumer retail spending and shifts in the timing of that spending and the timing and level of retailer orders.

The Company expects seasonality will continue to be a significant factor and that the majority of potential 2005 second half sales and earnings increases from pro forma 2004 results are likely to occur in the fourth quarter. Based on current sales and margin estimates and the expected timing and realization of integration cost savings, the Company expects that full year 2005 diluted earnings per share will range from $2.40 to $2.50, excluding any impact from the valuation of intangibles from The First Years acquisition which is targeted for completion in the third quarter of 2005.

Company Description
RC2 Corporation (www.rc2corp.com) is a leading designer, producer and marketer of innovative, high-quality toys, collectibles, hobby and infant care products that are targeted to consumers of all ages. RC2’s infant and preschool products are marketed under its Learning Curve®family of brands which includes The First Years®, Eden® and Lamaze brands as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere and Sesame Street. RC2 markets its collectible and hobby products under a portfolio of brands including Racing Champions®, Ertl®, Ertl Collectibles®, American Muscle™, Johnny Lightning®, AMT®, Polar Lights®, Press Pass®, JoyRide®, JoyRide Studios®, Memory Lane™, and W. Britain®. RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, and Asia Pacific.

Earnings Conference Call Information
The Company’s quarterly earnings conference call will be held at 4:45 p.m. ET on Tuesday, July 26, and is available live and in replay to all analysts/investors through a webcast service. To listen to the live call, go to www.fulldisclosure.com or www.vcall.com at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on CCBN and VCALL.

Forward Looking Statements
Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; increases in the cost of raw materials used to manufacture the Company’s products and increases in freight costs could increase the Company’s cost of sales and reduce the Company’s gross margins; currency exchange rate fluctuations, particularly in the Chinese Renminbi or the Hong Kong dollar, could increase the Company’s expenses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company's products may increase significantly; the Company is dependent upon continuing licensing arrangements with vehicle manufacturers, agricultural equipment manufacturers, major race sanctioning bodies, race team owners, drivers, sponsors, agents and other licensors; the Company may experience unanticipated negative results of litigation; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its vehicle replicas and certain other products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; and general economic conditions in the Company's markets. Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

- Tables to Follow -

RC2 Corporation and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share data)

	Three Months ended June 30,		Six Months ended June 30,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$108,811	$69,399	$205,300	$130,699
Cost of sales (1)	56,067	32,661	103,434	62,952
Gross profit	52,744	36,738	101,866	67,747
Selling, general and administrative expenses(1)	36,413	26,559	71,974	52,141
Amortization of intangible assets	156	-	250	-
Operating income	16,175	10,179	29,642	15,606
Interest expense	1,714	668	3,035	1,454
Other income	(266)	(127)	(351)	(85)
Income before income taxes	14,727	9,638	26,958	14,237
Income tax expense	4,964	3,468	9,367	5,125
Net income	$9,763	$6,170	$17,591	$9,112

(1)  Depreciation expense was approximately $3.2 million and $3.0 million for the quarters ended June 30, 2005 and 2004, respectively.
       Depreciation expense was approximately $6.7 million and $6.0 million for the six months ended June 30, 2005 and 2004, respectively.

EPS:
Net income per share
Basic	$0.47	$0.35	$0.86	$0.52
Diluted	$0.45	$0.33	$0.82	$0.49
Weighted average shares outstanding
Basic	20,593	17,540	20,545	17,481
Diluted	21,545	18,655	21,488	18,576

	Selected Consolidated Balance Sheet Data

	June 30, 2005	March 31, 2005	June 30, 2004
	(Unaudited)	(Unaudited)	(Unaudited)

Cash and cash equivalents	$11,264	$15,366	$11,805
Trade accounts receivable, net	87,333	78,610	50,780
Inventory	78,361	57,903	48,974
Accounts payable and accrued expenses	76,512	57,192	52,779
Line of credit	27,000	32,000	28,750
Notes payable	73,750	77,500	42,500
Stockholders' equity	$364,178	$354,777	$239,189

(a)   Results for 2004 include Playing Mantis, Inc. from June 1, 2004. As this acquisition was accounted for using the purchase method, periods prior to the acquisition effective date do not include any results for Playing Mantis.

(b)   Certain prior year amounts have been reclassified to conform to the current year presentation.

RC2 Corporation and Subsidiaries
Supplemental Sales Reporting

(in thousands) (unaudited)
Net sales by Category:	Quarter ended June 30, 2005	Quarter ended June 30, 2004	Six months ended June 30, 2005	Six months ended June 30, 2004

Collectible products	$30,627	$33,258	$55,339	$59,134
Children’s toys	39,598	31,589	73,578	62,054
Infant products	38,586	4,552	76,383	9,511
Net sales	$108,811	$69,399	$205,300	$130,699

Net sales by Channel:

Chain retailers	$65,166	$28,346	$125,311	$56,092
Specialty and hobby wholesalers and retailers	31,319	27,642	58,038	52,132
OEM dealers	7,444	7,098	13,816	11,254
Corporate promotional	4,385	3,754	6,932	6,917
Direct to consumers	497	2,559	1,203	4,304
Net sales	$108,811	$69,399	$205,300	$130,699